SBL FUND
FILE NO. 811-2753
CIK NO. 0000217087

WHEREAS,  each of SBL Fund Series X and Security  Equity Small Cap Growth Series
invests primarily in equity securities of companies with market  capitalizations of $750 million or less at the time of investment; and

WHEREAS,  RS  Investment  Management,  L.P. has requested a change in the market capitalization  of equity  securities in which the Series will primarily  invest from $750 million or less to $1.5 billion or less; and

WHEREAS,  the Board of Directors  of each of SBL Fund and Security  Equity Fund, respectively,  has  determined  that such change is in the best interests of SBL
Fund  Series X and  Security  Equity  Fund  Small Cap  Growth  Series  and their respective shareholders;

NOW, THEREFORE,  BE IT RESOLVED, that effective February 1, 2004, the investment policy of SBL Fund Series X and Security  Equity Fund Small Cap Growth Series is
hereby  amended  to  provide  for the  Series  to  invest  primarily  in  equity securities of companies with market  capitalizations  of $1.5 billion or less at the time of investment.

FURTHER  RESOLVED,  that the officers of SBL Fund and  Security  Equity Fund are hereby  authorized  to amend  the  disclosure  in each  Series'  prospectus  and statement of additional information accordingly.